Exhibit (a)(8)

Scholastic Corporation Announces Preliminary Results

of Modified Dutch Auction Tender Offer

Company expects to purchase 2,852,735 shares of common stock at $40.00 per share

New York, NY – April 21, 2026 – Scholastic Corporation (the “Company” or “Scholastic”) (Nasdaq: SCHL), the global children’s publishing, education and media company, announced today the preliminary results of its “modified Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on April 20, 2026.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer (the “Depositary”), a total of 2,852,735 shares of Scholastic’s common stock, par value $0.01 per share (each share of Scholastic’s common stock, a “Share,” and collectively, “Shares”), were properly tendered and not properly withdrawn at or below the purchase price of $40.00 per Share, including 1,008,060 shares that were tendered by notice of guaranteed delivery. Based on these preliminary results, Scholastic expects to purchase a total of 2,852,735 Shares, at a price of $40.00 per Share for a total cost of approximately $114,109,400 excluding fees and expenses relating to the tender offer.

The number of Shares expected to be purchased by the Company and the total purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all Shares tendered through notice of guaranteed delivery will be delivered within the two-trading day settlement period. The final number of Shares to be purchased by the Company and the final total purchase price will be announced following the expiration of the guaranteed delivery period and completion by the Depositary of the confirmation process. Payment for the Shares accepted for purchase under the tender offer will occur promptly thereafter. The actual number of shares to be purchased will be announced following the completion of the confirmation process. Scholastic will fund the purchase of the shares in the tender offer using cash which will include drawings on its existing credit facility.

Scholastic expects to have approximately 17,896,740 Shares outstanding as of the time immediately following payment for the accepted shares. Scholastic expects that the number of outstanding Shares will have been reduced by approximately 13.7% as a result of the purchases in the tender offer.

J.P. Morgan Securities LLC served as the dealer manager for the tender offer. Georgeson LLC served as the information agent. Holders of common stock who have questions or need information about the tender offer may call Georgeson LLC at (866) 539-9980 (toll free). Banks and brokers may call Georgeson at (866) 539-9980 or J.P. Morgan Securities LLC at (877) 371-5947 (toll free).

About Scholastic

For more than 100 years, Scholastic Corporation (Nasdaq: SCHL) has been meeting children where they are – at school, at home and in their communities – by creating quality content and experiences, all beginning with literacy. Scholastic delivers stories, characters, and learning moments that empower all kids to become lifelong readers and learners through bestselling children’s books, literacy- and knowledge-building resources for schools including classroom magazines, and award-winning, entertaining children’s media. As the world’s largest publisher and distributor of children’s books through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online, and with a global reach into more than 135 countries, Scholastic encourages the personal and intellectual growth of all children, while nurturing a lifelong relationship with reading, themselves, and the world around them. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Contact: Scholastic Corporation

Investors: Mary Garofalo, (212) 343-6741, investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com